                                                                   EXHIBIT 99.1


Laser Power Completes Merger
With Exotic Materials

March 2, 1998 1:00 AM EST

SAN DIEGO, Calif., March 2/PRNewswire/ -- Laser Power Corporation (Nasdaq:
LPWR) announced that it has completed the acquisition of EMI Acquisition Corp. and its wholly owned subsidiary Exotic Materials Incorporated, subject to final approval by the Secretary of State of the State of California, for 2.1 million shares of Laser Power common stock and options. The transaction, which is valued at approximately $15.5 million based on Laser Power's closing stock price of $7.38 on February 26, will be treated as a "pooling of interests" for accounting purposes.

Exotic Materials Inc., doing business as Exotic Electro-Optics (Exotic), is a leading manufacturer of infrared night vision optics used in commercial and military systems that enable the user to "see" in the dark. Exotic's proprietary optics technologies are also used in missile guidance and detection systems in a variety of U.S. military systems.

"The combination of Exotic Electro-Optics and Laser Power will result in a larger, stronger and more profitable company," stated Glenn H. Sherman, Ph.D., Chairman and Chief Executive Officer of Laser Power Corporation. "We anticipate that we can achieve significant cost savings in our core optics business through the consolidation of our respective operations, including the relocation of our optics manufacturing activiites to Exotic's Temecula facility. This will open up space in our San Diego facility to accommodate anticipated growth in our microlaser business. Also, the addition of Exotic's infrared optics business will further diversify Laser Power's product and technology base, increase our customer base and enhance our positioning in the laser optics industry."

Laser Power Corporation designs, manufactures and markets high-performance lasers and laser optics for industrial, medical and military applications. The Company's optics products are sold to laser system OEMs and end users as original and replacement components in high power CO2 and other lasers. The Company's proprietary miniature solid state lasers ("microlasers") are designed for use in certain medical, telecommunications, projection display and other applications.

This news release contains forward looking statements that involve risks and uncertainties. The actual future results of Laser Power may differ materially from these statements due to a number of factors, including but not limited to risks and uncertainties relating to the development, manufacture and sale of Laser Power Corporation's microlasers, the integration of the businesses and operations of Laser Power Corporation and Exotic Materials Incorporated, fluctuations in the combined companies future performance, and competition. These and other factors are more fully addressed in Laser Power's most recent quarterly reports on Form 10-Q, annual report on Form 10-K and the Company's registration statement on Form S-4.
SOURCE Laser Power Corporation

(c) PR Newswire.  All rights reserved.